UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/19/2007

Nautilus, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31321

Washington	94-3002667
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

16400 SE Nautilus, Dr.
Vancouver, WA 98683
(Address of principal executive offices, including zip code)

(360) 859-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 14, 2007, Nautilus, Inc. (the "Company") entered into a revolving credit agreement with a syndicate of banks led by Bank of America. The credit agreement provides for an unsecured revolving credit facility to include revolving loans, a $10,000,000 swing line subfacility, and a $25,000,000 line of credit subfacility, for a maximum commitment amount of $125,000,000, with an option to increase the facility to $175,000,000. The credit facility expires on February 14, 2012. The credit facility is intended for general corporate purposes, including paying off two credit facilities extended by KeyBank and Bank of America, providing working capital, and financing permitted acquisitions and permitted share repurchases.

The credit facility provides for either Base Rate or Eurodollar Rate loans. Each revolving loan shall be in a principal amount of $2,500,000 or in increments of $500,000 in excess thereof. Swing line loans shall be in minimum amounts of $100,000, subject to its sublimit of $10,000,000, and are allowed for a duration of up to ten business days. Letters of credit can be issued in the minimum amount of $100,000. The Company may borrow funds under the credit agreement to refinance maturing swing line loans or to refinance its reimbursement obligations when an issuing bank under the letter of credit makes payment to a beneficiary under the letter of credit.

Base rate revolving loans bear interest at the higher of the Federal Funds rate plus 0.5% or the prime rate per annum; Eurodollar revolving loans bear interest at the Eurodollar Rate plus a margin of from 0.75% to 1.5% per annum, depending on the Company's consolidated leverage ratio. Swing line loans bear interest at the Base Rate minus a margin of from 1.15% to 1.9% per annum, depending on the Company's consolidated leverage ratio.

The credit agreement includes a commitment fee of from 0.75% to 3.0% per annum, depending on the Company's consolidated leverage ratio, for the unused portion of the commitment. A fee is charged for each issuance of a letter of credit from 0.75% to 1.5%, depending on the Company's consolidated leverage ratio.

DashAmerica, Inc., a wholly-owned subsidiary of the Company, is a guarantor of the credit facility. Other domestic subsidiaries can be required to become guarantors under certain circumstances.

The credit agreement contains certain financial and non-financial covenants which include a consolidated leverage ratio, a consolidated asset coverage ratio, and a requirement to maintain a minimum consolidated EBITDA.

Events of default under the terms of the agreement include but are not limited to the following:

- The Company fails to pay any principal of any loan when due;
- The Company fails to pay any interest on any loan, or any fee or other amount payable to the lender under any loan document, within five days after the date when due;
- The Company fails to comply with any covenant or agreement, subject to any applicable grace period and/or notice requirement; or
- Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company shall be incorrect or misleading when made or deemed made.

Subject to certain notice requirements and other conditions, upon an event of default the credit facility commitment shall automatically and immediately terminate and the principal of and interest then outstanding on all of the loans shall become immediately due and payable.

A copy of the credit agreement is attached hereto as Exhibit 10.1 and is incorporated herein. The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The terms of the direct financial obligation are summarized in Item 10.1 of this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1   Credit Agreement, by and among the Company and Bank of America N.A., the lead agent, dated February 14, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nautilus, Inc.

Date: February 19, 2007	By:	/s/ William D. Meadowcroft
William D. Meadowcroft
Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description
EX-10.1	Credit Agreement, by and among the Company and Bank of America N.A., the lead agent, dated February 14, 2007.